NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS FOURTH QUARTER AND FISCAL 2006 DILUTED
EARNINGS PER SHARE OF $0.53 AND $1.65, RESPECTIVELY; AND
ANNOUNCES INCREASED DIVIDEND

MARYVILLE, TN – July 11, 2006 – Ruby Tuesday, Inc. today reported diluted earnings per share of $0.53 on net income of $31.7 million for the Company’s fourth quarter of fiscal 2006 which ended on June 6, 2006. This represents a 33% increase as compared to $0.40 per diluted share on net income of $26.0 million for the fourth quarter of the prior year. The Company reminds investors that its fourth quarter of fiscal 2006 contained 14 weeks as compared to 13 weeks for the same quarter of the prior year due to the Company’s 52/53 fiscal calendar. The Company estimates diluted earnings per share for the fourth quarter and fiscal year were positively impacted by approximately $0.04 as a result of the extra week. For the fiscal year ended June 6, 2006, the Company reported diluted earnings per share of $1.65 on net income of $101.0 million as compared to $1.56 on net income of $102.3 million for fiscal 2005. In addition, the Company announced its Board of Directors has approved a significant increase in its annual dividend from $0.045 per share to $0.50 per share to be paid on a semi-annual basis.

As previously released, same-restaurant sales at Company-owned Ruby Tuesday restaurants increased 2.9% and 1.4% for the fourth quarter and fiscal year, respectively. Same-restaurant sales at domestic franchise Ruby Tuesday restaurants increased 7.1% and 1.6% for the fourth quarter and fiscal year, respectively. For the fourth quarter, traffic decreased 0.5% at Company-owned restaurants, while increasing 4.0% at domestic franchise Ruby Tuesday restaurants.

Fourth quarter fiscal 2006 monthly period same-restaurant sales:

	March -	April -	May -
	Five weeks	Four weeks	Five weeks
	ended	ended	ended	Fourth
	April 4 (*)	May 2 (*)	June 6	Quarter
Company-owned:
Same-restaurant sales	5.7%	2.4%	0.5%	2.9%
Domestic Franchise:
Same-restaurant sales	9.4%	7.3%	4.6%	7.1%

* – The Company notes that its five-week March period same-restaurant sales were positively impacted and its four-week April period same-restaurant sales were negatively impacted an estimated 1.0-1.5% due to the Easter holiday occurring during the Company's April period in fiscal 2006 as opposed to its March period in fiscal 2005.

Other highlights for the 14-week fourth quarter include:

  Total revenue increased 23.3% over the same period of the prior year.
  Average restaurant volumes at Company-owned Ruby Tuesday restaurants increased 3.0% over the same period of the prior year.
  The Company opened eleven new Ruby Tuesday restaurants during the quarter, while one was closed.

  Franchisees opened nine new Ruby Tuesday restaurants during the quarter, while one was closed.
  Sales at franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company's income statement) totaled $127,780,000 and $101,257,000 for the fourth quarter of fiscal 2006 and 2005, respectively.
  Capital expenditures were $41.0 million for the quarter.
  The Company repurchased 1.0 million shares of its common stock during the fourth quarter at an average price of $28.94 per share. As of the end of the fourth quarter, 5.2 million shares remained authorized for repurchase under the Company's ongoing share repurchase program.
  The Company had 58.2 million shares of common stock outstanding at the end of the quarter.

Fiscal Year 2006 Highlights

  Total revenue increased 17.6% over the prior year.
  Average restaurant volumes at Company-owned Ruby Tuesday restaurants increased 2.0% over the same period of the prior year.
  Fifty-six Company-owned Ruby Tuesday restaurants were opened, and six were closed.
  Thirty-two franchise restaurants were opened, and seven were closed.
  Sales at franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company's income statement) totaled $458,712,000 and $422,505,000 for fiscal 2006 and 2005, respectively. The Company reminds investors that 44 restaurants were acquired by the Company during fiscal 2005 from franchisees subsequent to the first quarter.

  Capital expenditures were $171.6 million for the year.
  Total annualized management turnover (including management trainees) was 19% as of the end of the year.
  The Company repurchased 7.8 million shares (approximately 12%) of its common stock during fiscal 2006 at an average price of $24.16 per share.

Sandy Beall, Chairman and CEO commented, “Fiscal 2006 was a good year for us in many respects, and we were pleased to get back to reporting positive same-restaurant sales and diluted earnings per share growth throughout the course of the year, which enabled us to end the year with both sales and earnings being positive. We completed our transition from a coupon-based marketing approach to one based on television advertising, including a combination of local network and national cable advertising. In addition, we made great strides in our food and service initiatives. We also continued our investments in our team members, which has resulted in all-time low management turnover of below 20% including management trainees. We believe we have laid a solid foundation during fiscal 2006 upon which we can build an even greater company, and we are very excited about the plans we have going forward.”

Declaration of Dividend

As part of its commitment to returning excess capital to the Company's shareholders, the Company's Board of Directors approved a plan to pay a $0.50 per year cash dividend to be paid semi-annually. As part of this plan, the Board of Directors declared a $0.25 per share cash dividend, payable on August 8, 2006 to shareholders of record as of the close of business on July 24, 2006. This represents a significant increase from the previous $0.0225 per share semi-annual dividend amount, which the Company's Board of Directors believes is prudent based on the Company's continued projected and increasing free cash flow.

Acquisition of Franchise Market

As part of its previously communicated plans to acquire certain franchise markets in the eastern portion of the United States, the Company announced it is in the process of acquiring 17 restaurants from its Orlando, Florida franchisee. The effective date of the transaction will be July 12, 2006. Previously, the Company owned a 50% interest in its Orlando franchisee's business. The Company anticipates the acquisition will be accretive to diluted earnings per share for its fiscal 2007 year and believes Orlando represents a solid growth market for the Company.

Fiscal 2007 Guidance

For the Company's five-week June period ending July 11, 2006, period-to-date same-restaurant sales were down approximately 2.7% and 1.3% at Company-owned and domestic franchise restaurants, respectively, after same-restaurant sales started the first two weeks of the June period down approximately 5.0% and 1.5% at Company-owned and domestic franchise restaurants, respectively.

Beginning with the first quarter of fiscal 2007, the Company has adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" ("SFAS 123R"). The impact of this on fiscal 2007 diluted earnings per share is estimated to be $0.11 to $0.12 for the year. Including the impact of stock-based compensation expense, the Company is targeting diluted earnings per share of $0.34 to $0.38 for first quarter fiscal 2007 based on same-restaurant sales of flat to down two percent at Company-owned restaurants as the Company has experienced sales improvement since the first part of June. For fiscal 2007, the Company is targeting diluted earnings per share of $1.70 to $1.75 based on:

  1.0-2.0% same-restaurant sales growth at Company-owned restaurants
  45 to 50 Company-owned openings for the year
  The acquisition of 17 restaurants from a franchisee effective July 12th
  30 to 35 franchise openings for the year
  $145-$155 million in capital expenditures for the year
  Continued future investments in the areas of food and labor
  Stock-based compensation expense of $0.11 to $0.12 per diluted share

Beall commented, “We feel very good about the plans and strategies we have in place for fiscal 2007. During fiscal 2007, we plan to continue improvements in areas such as our menu, our service as well as our advertising. On the menu side, we have further enhancements planned revolving around higher levels of quality and freshness for both food and beverages, which consumers will see on both our July menu next week as well as our fall menu. Regarding service, we plan to continue investing in various labor and dining room initiatives to continue taking service up another notch. On the advertising side, we made tremendous strides during fiscal 2006, but still have great upside. We are buying much more efficiently, and the messages themselves continue getting better. In addition, during this fiscal year, we will begin incorporating other product messages into our advertising on top of our burger centric positioning. Also, while we have been running at a little lighter weight levels during the portion of June we have been on air, we are coming back with heavier weights in conjunction with our menu roll-out next week. The message will initially center around one of our great new products - our new triple prime burger. From a financial perspective, we look to fiscal 2007 as continuing the trends which developed throughout fiscal 2006 as far as it relates to generating positive sales and earnings. We believe we have the plans in place to do so and are grateful to the thousands of team members who make it happen each day.”

Ruby Tuesday, Inc. has Company-owned, and/or franchise Ruby Tuesday brand restaurants in 42 states, the District of Columbia, Puerto Rico, and 13 foreign countries. As of June 6, 2006, the Company owned and operated 629 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 204 and 47 restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RI).

For more information, contact:
Price Cooper	Phone: 865-379-5700

The Company will host a conference call which will be a live web-cast this afternoon at 5:00 Eastern Time. The call will be available live at the following websites: http://www.rubytuesday.com
http://www.fulldisclosure.com

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements,” which represent the Company’s expectations or beliefs concerning future events, including one or more of the following: future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, payment of dividends, stock repurchase, and restaurant and franchise acquisitions. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; impact of adoption of new accounting standards; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.

RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter of Fiscal Year 2006
(Amounts in thousands except per share amounts)

	14 Weeks Ended		13 Weeks Ended			53 Weeks Ended		52 Weeks Ended
	June 6, 2006	Percent of Revenue	May 31, 2005	Percent of Revenue	Percent Change	June 6, 2006	Percent of Revenue	May 31, 2005	Percent of Revenue	Percent Change
Revenue:
Restaurant sales and operating revenue	$ 359,785	98.8	$ 291,421	98.7		$1,290,509	98.8	$1,094,491	98.6
Franchise revenue	4,527	1.2	3,969	1.3		15,731	1.2	15,803	1.4
Total revenue	364,312	100.0	295,390	100.0	23.3	1,306,240	100.0	1,110,294	100.0	17.6
Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	94,210	26.2	76,137	26.1		342,604	26.5	284,424	26.0
Payroll and related costs	109,353	30.4	91,458	31.4		398,636	30.9	340,895	31.1
Other restaurant operating costs	65,376	18.2	50,851	17.4		230,887	17.9	189,181	17.3
Depreciation and amortization	19,178	5.3	17,434	6.0		71,056	5.5	66,746	6.1
(as a percent of Total revenue)
Selling, general and administrative, net	25,577	7.0	20,081	6.8		100,340	7.7	72,489	6.5
Equity in (earnings)of unconsolidated franchises	(1,016)	(0.3)	(348)	(0.1)		(948)	(0.1)	(2,729)	(0.2)
Total operating costs and expenses	312,678		255,613			1,142,575		951,006
Earnings before Interest and Taxes	51,634	14.2	39,777	13.5	29.8	163,665	12.5	159,288	14.3	2.7
Interest expense, net	4,297	1.2	1,222	0.4		12,707	1.0	4,342	0.4
Pre-tax Profit	47,337	13.0	38,555	13.1		150,958	11.6	154,946	14.0
Provision for income taxes	15,631	4.3	12,598	4.3		49,981	3.8	52,648	4.7
Net Income	$ 31,706	8.7	$ 25,957	8.8	22.1	$ 100,977	7.7	$ 102,298	9.2	(1.3)

Earnings Per Share:
Basic	$ 0.54		$ 0.41		31.7	$ 1.67		$ 1.59		5.0

Diluted	$ 0.53		$ 0.40		32.5	$ 1.65		$ 1.56		5.8

Shares:
Basic	58,675		64,137			60,544		64,538

Diluted	59,583		64,870			61,307		65,524

RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter
of Fiscal Year 2006
(Amounts in thousands)

CONDENSED BALANCE SHEETS	June 6, 2006	May 31, 2005
Assets
Cash and Short-Term Investments	$ 22,365	$ 19,787
Accounts and Notes Receivable	12,020	8,140
Inventories	17,428	16,988
Income Tax Receivable	374	--
Deferred Income Taxes	2,343	2,490
Assets Held for Sale	12,833	5,342
Prepaid Rent and Other Expenses	10,977	10,180
Total Current Assets	78,340	62,927
Property and Equipment, Net	984,127	901,142
Goodwill, Net	17,017	17,017
Notes Receivable, Net	21,009	24,589
Other Assets	71,075	68,392
Total Assets	$1,171,568	$1,074,067

Liabilities
Current Portion of Long-Term Debt, including
Capital Leases	$ 1,461	$ 2,326
Other Current Liabilities	106,537	98,042
Long-Term Debt, including Capital Leases	375,639	247,222
Deferred Income Taxes	49,727	50,825
Deferred Escalating Minimum Rents	37,535	37,471
Other Deferred Liabilities	73,511	74,958
Total Liabilities	644,410	510,844
Shareholders' Equity	527,158	563,223
Total Liabilities and
Shareholders' Equity	$1,171,568	$1,074,067